UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIFTH STREET SENIOR FLOATING RATE CORP.
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS SPECIAL SITUATIONS MASTER FUND II L.P.
IRONSIDES PARTNERS LLC
IRONSIDES P FUND L.P.
ROBERT C. KNAPP
RICHARD W. COHEN
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 9, 2016

Dear Fellow Stockholders of FSFR:

Ironsides Partners and its affiliates (“Ironsides”) are soliciting your vote at the 2016 annual meeting of stockholders of Fifth Street Senior Floating Rate Corp. (“FSFR”).  We have nominated two highly-qualified, stockholder-first candidates to the Board.  We are also asking you to terminate the Company’s investment advisory agreement with Fifth Street Management LLC (“FSM”), the Company’s external advisor, which is controlled by the Company’s founder, Leonard Tannenbaum.

FSFR has grossly underperformed while paying excessive incentive fees and suffering the consequences of a horribly dilutive discounted stock offering.  Immediate change is required.

FSFR has been a disappointing investment, and as a stockholder – like you – we find the underperformance unacceptable and are calling for immediate action.    We urge you to vote our GREEN proxy card to elect our nominees and terminate the investment advisory agreement with FSM.

FSFR HAS PERFORMED POORLY AND TRADES AT A WIDE DISCOUNT TO NAV

FSFR was listed in 2013 at an IPO price of $15 per share.  The closing price of FSFR shares on March 8, 2016 was $7.57, equating to a 50% price loss in a few short years.  Consider further:

•	FSFR stock trades at a discount of 33% to net asset value (“NAV”);

•	FSFR stock has produced a dismal negative 37% return since its IPO, including reinvestment of dividends;

•	FSFR’s NAV per share has declined 25% from $15.13 at the end of the first quarter following its IPO to $11.36 as of December 31, 2015;

•	FSFR has paid $8.3 million in incentive fees to its external advisor through December 30, 2015, despite stockholders’ suffering large capital losses.

By any measure FSFR has woefully underperformed, as demonstrated in the following table:

	Total Return
Name	1 Year	Since IPO July 11 2013
Fifth Street Senior Floating	-21.7%	-36.7%
S&P 500 Index	-3.2%	26.4%
Russell 2000 Index	-8.8%	9.7%
BAML US High Yield Index	-5.5%	4.2%
SPDR Barclays High Yield ETF	-8.9%	-2.0%
iShares iBoxx USD High Yield ETF	-6.1%	0.7%

Source: Bloomberg

100 Summer Street · Boston, MA 02110 · 617-449-3127

Ironsides Letter to FSFR Stockholders
March 9, 2016

IMPORTANT HISTORY & BACKGROUND

FSFR, established by Leonard Tannenbaum, went public in July 2013.  Mr. Tannenbaum was originally the chairman and CEO of FSFR, but has since resigned his positions.  He remains chairman and CEO of Fifth Street Asset Management, Inc. (“FSAM”), the parent of the Company’s external advisor, FSM.

In July 2014, FSFR solicited stockholder approval for issuing shares below NAV, as required by law, which was approved.  In the proxy materials, the Company offered three examples of possible issuance.  The largest, most dilutive example provided by the Company was for 1.7 million shares at a 25% discount to NAV.  Having received stockholder approval, FSFR proceeded to issue 22.8 million shares at a 15% discount to NAV per share, or more than 13.4x as many shares as discussed in the proxy!  The shares outstanding more than quadrupled and as the chart below shows, the Company’s share price never recovered.

FSFR Share Price: June 2, 2014 – March 8, 2016
Source: Bloomberg
Who benefited from such a dilutive offering?  FSFR was not in distress, it was under no compulsion to pay down debt and there was no compelling market opportunity on the horizon.  To make matters worse for stockholders, despite raising so much fresh cash, FSFR cut its dividend by 25% the following year.  However, FSAM, the parent of the Company’s external advisor controlled by Mr. Tannenbaum, conducted an initial public offering in October 2014 – two months after FSFR’s very dilutive offering.  It would have been advantageous for FSAM to show growth in assets under management prior to that IPO.  Since that IPO, the stock price of FSAM has declined by nearly 80%, and FSAM and Mr. Tannenbaum are the subject of numerous legal challenges and class action lawsuits alleging securities fraud.

It is clear to us that the market has lost faith in FSAM, and that this loss of credibility, we believe, has dragged down the value of FSFR.

Ironsides Letter to FSFR Stockholders
March 9, 2016

WHAT IS THE SOLUTION? SELL THE COMPANY!

Ironsides believes the best way to deliver value to all FSFR stockholders is to sell the Company or seek a business combination that could eliminate or materially reduce the discount to NAV.

It is true that most business development companies (“BDCs”) are trading at discounts to NAV like FSFR.  However, there are important distinctions.  Most BDCs make subordinated loans, often taking equity interests like warrants and charging non-cash interest, referred to as payment-in-kind or PIK interest.  FSFR has a different strategy.  It invests in first lien senior secured floating rate loans which pay cash interest only.  This makes FSFR easier to manage than the typical BDC.  It is the reason why FSM charges FSFR a 1% management fee while many other BDCs, including historically its sister vehicle managed by FSM, are charged a 2% fee.  Because FSFR’s portfolio is less risky than most BDCs, and because its management fee is 1%, its poor performance and wide discount are all the more perplexing.

Our solution is a sale of FSFR or a business combination that increases FSFR’s stock price.  Consider the following possibilities:

●	Several large BDCs trade at or above NAV, as shown in the table below. We would gladly accept shares from any of these BDCs in exchange for FSFR shares.

Name	Ticker	Price / NAV Ratio	Market Cap $ million
Main Street Capital Corp	MAIN	1.35	1,485.6
Triangle Capital Corp	TCAP	1.20	623.4
Golub Capital BDC Inc	GBDC	1.06	866.3
TPG Specialty Lending Inc	TSLX	1.02	947.6
Goldman Sachs BDC	GSBD	1.02	702.9
Fifth Street Senior Floating	FSFR	0.67	223.1

Source: Bloomberg

If a BDC of this sort were to acquire FSFR at even a 10% discount to NAV, or $10.22 per share, the result would be an immediate 35% gain to stockholders!  While we have not yet approached any such BDC and there is no such assured transaction in hand, the substantial benefits make it worth pursuing aggressively.

●	Numerous regional banks trade above book value and might be interested in acquiring FSFR in a stock-for-stock transaction.

●	FSFR’s portfolio might be converted into a middle market collateralized loan obligation (CLO) vehicle. Based on our market experience, we believe certain banks are likely willing to provide financing to assist potential buyers.

Recent activity in the BDC sector suggests that achieving gains for FSFR stockholders through a business combination transaction is feasible.  When Pennant Park Floating Rate Capital announced its agreement to acquire MCG Capital in April 2015, the premium paid was 18.5% over market price.  When TPG Specialty Lending announced a proposal to acquire the shares of TICC Capital in September 2015, the premium was 20% over market price.

Ironsides Letter to FSFR Stockholders
March 9, 2016

FSM MUST BE TERMINATED

If our objective is to sell FSFR and thereby achieve an immediate uplift in value, why are we proposing to terminate FSM, the external advisor?  The answer is that FSM has been paid lucrative incentive fees even as stockholder value has nosedived.  It can therefore be expected to vigorously oppose any business combination that would result in the loss of its lucrative management contract with the Company.  The Investment Company Act of 1940 gives stockholders the right to terminate an external manager on 60 days’ notice without penalty, and we urge our fellow stockholders to join us in exercising that right to terminate FSM.  In its proxy materials, the Company threatens dire consequences if FSM is terminated.  We urge you not to be misled by the Company’s rhetoric, and ask that you refer to the Ironsides materials for a rebuttal of the Company’s scaremongering.

IMMEDIATE CHANGE IS NEEDED – NOW IS THE TIME FOR STOCKHOLDERS TO TAKE ACTION!

FSFR stockholders should not passively accept painful investment losses.  Something can be done.  Please join us in taking a first step towards restoring stockholder value.  Please vote your GREEN proxy card to elect the Ironsides nominees and to terminate FSM as the Company’s investment advisor.

We look forward to your support.

Robert C. Knapp
Chief Investment Officer
Ironsides Partners LLC

For questions or assistance in voting your shares, please contact:

OKAPI PARTNERS LLC
1212 Avenue of the Americas, 24th Floor
New York, N.Y. 10036
(212) 297-0720
Stockholders Call Toll-Free at: (855) 305-0856

E-mail: fixFSFR@okapipartners.com